EXHIBIT 10.1

August 8, 2003

Michael M. Stewart

46290 Sentinel Drive

Fremont, California 94539

Dear Mike:

On behalf of SonicWALL, Inc., I am pleased to offer you the position of Vice President Worldwide Sales, Grade 64 reporting to me. You will begin your employment on Monday, August 11, 2003.

If you have not already done so, you will be asked to complete forms authorizing a background check. These forms must be returned to HR along with an executed copy of this offer in order to proceed with the employment process. Contingent upon completion of a successful background check, your employment package will consist of the following benefits:

Annual Base Salary – $200,000.00, paid bi-weekly.

2003 Incentive Compensation – There will be no incentive compensation for Q3 2003. For Q4 2003 you are eligible to earn $50,000.00. You will receive this incentive compensation if both of the following criteria are met: 1) SonicWALL achieves net revenue of $26 million; 2) SonicWALL achieves a minimum of 70% gross margin. SonicWALL must achieve at a minimum 80% of the gross margin target to pay on the Q4 incentive.

2004 Incentive Compensation, Company Executive Bonus Plan – You are eligible to participate in the company executive bonus plan. This bonus plan will provide an incentive up to 100% of your base salary, or $200,000.00. You will receive this bonus based on the criterion established in exhibit A. If all criteria are achieved at the maximum range, you will receive your full incentive bonus, which will bring your annual total target compensation to $400,000.00.

Incentive stock options – 300,000 shares with a four-year vest period, of which 25% vest on your one-year anniversary and the balance to vest in equal monthly amounts. The options are subject to approval and assigned a price by the Board of Directors at the next scheduled meeting. Your vesting period will commence on your first day of employment with SonicWALL.

Other Benefits – In addition, you will receive company paid medical, dental and vision benefits commencing on your start date, as well as all other benefits offered to SonicWALL employees.

Employee Stock Purchase Plan – You will be able to participate commencing on the next open enrollment date. This program allows employees to apply up to 15% of their salary to purchase stock at 85% of the fair market value on preset measurement dates.

Period of Employment – Your employment with the company will be “at will”, meaning that either you or the company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the President of the company.

Severance Pay – If your employment with SonicWALL terminates other than for “Cause,” (defined below), and you sign and do not revoke SonicWALL’s standard release of claims, then you will be entitled to severance benefits as follows:

If the termination occurs within the first twelve (12) months of your employment, you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies. You will not be entitled to any other benefits following termination; or

If the termination occurs after the first twelve (12) months of your employment, you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of three (3) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies. You will not be entitled to any other benefits following termination.

As used herein, the term “Cause” means (i) your refusal to follow written, lawful directions or failure to perform your duties (other than due to disability), (ii) fraud, dishonesty, or willful or reckless misconduct (including, without limitation, engaging in conduct that is or may be unlawful or disreputable, to the possible detriment of SonicWALL) in the performance of your duties, (iii) any material breach by you of any term of this offer letter after receipt of written notice from SonicWALL with respect to such failure and a reasonable opportunity to cure, if reasonably curable without material harm to the Company, or (iv) conviction or plea of guilty or nolo contendre by you to any felony.

Change of Control – If SonicWALL terminates your employment other than for Cause within ninety (90) days before a Change of Control (as defined below) or within one (1) year after a Change of Control, subject to you signing and not revoking SonicWALL’s standard release of claims, you shall receive the following: (i) a lump sum equal to (12) months base salary, as then in effect; (ii) a pro-rated bonus under the Annual Bonus Plan, payable at the same time and to the same extent as other senior Executives of the Company payments pursuant to the Annual Bonus Plan, and pro-rated according to the percentage of the applicable fiscal year you are with the Company, calculated as the number of days from the commencement of the fiscal year to the termination date over 365 (the “Pro-Rated Annual Bonus”); and (iii) monthly vesting of the Stock Option for each month of your employment.

“Change of Control” shall mean the occurrence of any of the following events:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(B) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets or its business; or

(C) The consummation of a merger, reverse merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

You acknowledge and agree that the Severance Pay provisions and Change of Control provisions are mutually exclusive. You shall receive severance, if any, pursuant to either the Severance Pay provisions or the Change of Control provisions.

The Immigration Reform and Control Act (IRCA) of 1986 requires that all new employees provide verification of US citizenship or that they possess INS authorization to work in the United States. Attached is an I-9 form identifying the required documents to establish such rights. If this offer is accepted, you would be required to present such documentation your first day of employment, and no later than your third day of employment. If we have not received your completed form and proper support documentation prior to your third day of employment, you would be dismissed without pay until such time you are able to provide all necessary documentation, as required by law.

While we hope your employment with SonicWALL is long term and mutually satisfying, we want to reiterate that it is not for a specific term and that you or SonicWALL can terminate the employment relationship at any time for any reason.

This letter, along with SonicWALL’s Non-Disclosure and Invention Assignment Agreement that you agree to sign as a condition of your employment, sets forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral.

We are eager to see the results of your contributions to SonicWALL based upon your considerable talents and abilities, and hope that we, in turn, enrich your career and contribute to the fulfillment of your professional goals. We look forward to having you join our team. If you accept this offer, please return a signed copy of this letter to me at our Sunnyvale location no later than Monday, August 11, 2003.

If you have any questions please feel free to contact me.

Best Regards,

Matthew T. Medeiros

President and CEO

Accepted:

/s/ MICHAEL M. STEWART Michael M. Stewart	August 11, 2003 Date

Please provide the completed forms your first day of employment.

W-4 Tax Withholdings

I-9 INS Employment Verification Form (please do not date this form prior to your start date)

Employee Data Sheet

Non-Disclosure and Invention Assignment Agreement

Direct Deposit

Application

Background Check Authorization Forms